Exhibit 10.1

AMENDMENT NO. 1

TO

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 29th day of June, 2004, by and between TIVO INC., a Delaware corporation (“Borrower”), and SILICON VALLEY BANK (“Bank”). Capitalized terms used herein without definition shall have the same meanings given them in the Loan Agreement (as defined below).

RECITALS

A. Borrower and Bank have entered into that certain Loan and Security Agreement dated as of July 17, 2003 (the “Loan Agreement”), pursuant to which Bank agreed to extend and make available to Borrower certain advances of money.

B. Borrower desires that Bank amend the Loan Agreement to, among other things, increase the amount available for borrowing thereunder and to extend the maturity of such indebtedness.

C. Subject to the representations and warranties of Borrower herein and upon the terms and conditions set forth in this Amendment, Bank is willing to amend the Loan Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals and intending to be legally bound, the parties hereto agree as follows:

1.	AMENDMENTS TO LOAN AGREEMENT.

1.1 Section 2.1.1 (Advances). Section 2.1.1(a) of the Loan Agreement is amended and restated in its entirety as follows:

(a) Bank will make Advances not exceeding the Committed Revolving Line minus the sum of (i) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), (ii) all amounts owed for services utilized under the Cash Management Services Sublimit, and (iii) the FX Reserve. Amounts borrowed under this Section 2.1 may be repaid (without penalty) and reborrowed during the term of this Agreement.

1.2 Section 2.1.2 (Letters of Credit). The Loan Agreement is amended by adding the following Section 2.1.2 prior to Section 2.2:

2.1.2 Letters of Credit.

Bank will issue or have issued Letters of Credit for Borrower’s account not exceeding the Committed Revolving Line minus the sum of (a) all amounts owed for services utilized under the Cash Management Services Sublimit, (b) the FX Reserve, and (c) the sum of the outstanding principal balance of the

Advances. Each Letter of Credit will have an expiry date of no later than eighteen (18) months after the Maturity Date, and Borrower’s reimbursement obligation will be fully secured by cash on terms acceptable to Bank at any time after the Maturity Date if the term of this Agreement is not extended by Bank. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

1.3 Section 2.1.3 (Foreign Exchange Sublimit). The Loan Agreement is amended by adding the following Section 2.1.3 after Section 2.1.2 and prior to Section 2.2:

2.1.3 Foreign Exchange Sublimit.

If there is availability under the Committed Revolving Line, then Borrower may enter in foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contract”). Bank will subtract ten percent (10%) of each outstanding FX Forward Contract from the foreign exchange sublimit which is a maximum of the Committed Revolving Line minus the sum of (a) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), (b) all amounts owed for services utilized under the Cash Management Services Sublimit, and (c) the sum of the outstanding principal balance of the Advances (the “FX Reserve”). The total FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve. Bank may terminate the FX Forward Contracts if an Event of Default occurs.

1.4 Section 2.1.4 (Cash Management Services Sublimit). The Loan Agreement is amended by adding the following Section 2.1.4 after Section 2.1.3 and prior to Section 2.2:

2.1.4 Cash Management Services Sublimit.

Borrower may use up to the Committed Revolving Line minus the sum of (a) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), (b) the FX Reserve, and (c) the sum of the outstanding principal balance of the Advances (the “Cash Management Services Sublimit”) for Bank’s Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”). Such aggregate amounts utilized under the Cash Management Services Sublimit will at all times reduce the amount otherwise available to be borrowed under the Committed Revolving Line; provided, however, amounts outstanding under the Existing Merchant Services Facility shall not be deducted for determining amounts available to be borrowed under the Committed Revolving Line. Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Committed Revolving Line and will accrue interest at the rate for Advances.

1.5 Section 2.2 (Overadvances). Section 2.2 of the Loan Agreement is amended and restated in its entirety as follows:

2.2 Overadvances.

If Borrower’s Obligations under Sections 2.1.1, 2.1.2, 2.1.3, and 2.1.4 exceed the Committed Revolving Line, Borrower must pay Bank the excess within one (1) Business Day of Bank’s notice to Borrower of such excess.

1.6 Section 2.3 (Interest Rate; Payments). Section 2.3(a) of the Loan Agreement is amended and restated in its entirety as follows:

(a) Interest Rate. Advances accrue interest on the outstanding principal balance thereof at a per annum rate equal to the Prime Rate, and in any event, shall not be less than four percent (4.00%) per annum. After an Event of Default has occurred and is continuing, Obligations shall accrue interest at a rate per annum equal to three percent (3%) above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes. Interest is computed on a 360-day year for the actual number of days elapsed.

1.7 Section 5.2 (Collateral). Section 5.2 of the Loan Agreement is amended and restated in its entirety as follows:

Borrower has good title to the Collateral and its Intellectual Property, free of Liens except Permitted Liens. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. The Collateral is not in the possession of any third party bailee (such as at a warehouse). All Inventory is in all material respects of good and marketable quality, free from material defects.

1.8 Section 6.2 (Financial Statements, Reports, Certificates). Section 6.2 of the Loan Agreement is amended and restated in its entirety as follows:

Borrower shall deliver to Bank:

(a) (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) within five (5) days of filing with the SEC, Borrower’s Report on Form 10-Q containing consolidated financial statements prepared under GAAP, consistently applied, subject to year-end audit adjustments; (iii) within five (5) days of filing with the SEC, Borrower’s Report on Form 10-K containing audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iv) a prompt report of the institution of, or in Borrower’s reasonable judgment, non-frivolous threat of, any litigation against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $250,000 or more; and (v) budgets, sales projections, operating plans or other financial information Bank reasonably requests.

(b) within twenty (20) days after the last day of each month when borrowing or within twenty (20) days after the end of each fiscal quarter when not borrowing, its aged listings of accounts receivable and accounts payable and a schedule containing a description of Borrower’s Deferred Revenue in form and substance acceptable to Bank.

(c) as soon as available, but no later than forty-five (45) days after the end of each fiscal year, a one (1) year (prepared on a quarterly basis) financial projections of Borrower on a consolidated basis, including a pro forma balance sheet and statements of income and cash flows and showing projected operating revenues, expenses and debt service of Borrower on a consolidated basis; and

(d) within thirty (30) days after the last day of each month, together with the monthly financial statements required above, a Compliance Certificate.

Borrower will allow Bank to audit Borrower’s Collateral at Borrower’s expense, and such audit will be satisfactory to Bank. Such audits will be conducted no more often than once each calendar year on Borrower’s premises during Borrower’s regular business hours unless an Event of Default shall have occurred. Except when an Event of Default has occurred and is continuing, Borrower’s expense for each audit conducted pursuant to this Agreement shall not exceed $10,000, and Bank shall be solely responsible for all audit-related expenses that exceed such amount.

1.9 Section 6.6 (Financial Covenant). Section 6.6 of the Loan Agreement is amended and restated in its entirety as follows:

6.6 Financial Covenants.

Borrower shall maintain:

(a) as of the last day of each month, a ratio of (i) Quick Assets to (ii) the difference of (1) Current Liabilities minus (2) that portion of Deferred Revenue which matures within one (1) year of the relevant calculation date, of at least 1.25 to 1.00.

(b) for each period listed below, a Tangible Net Worth equal to or greater than the amount set forth opposite such time period:

Period	Tangible Net Worth
3-month period ending 4/30/04	$32,600,000
3-month period ending 7/31/04	$20,100,000
3-month period ending 10/31/04	$49,600,000
3-month period ending 1/31/05	$60,000,000

The Tangible Net Worth for the period beginning February 1, 2005, and thereafter shall be determined by Bank in its reasonable discretion upon its receipt and review of Borrower’s financial projections for fiscal year 2005 and after discussions with Borrower regarding the same.

1.10 Section 9.1 (Rights and Remedies). Section 9.1 of the Loan Agreement is amended to (a) delete “and” at the end of Section 9.1(f), (b) delete the period at the end of Section 9.1(g) and insert “;” at the end thereof, and (c) add the following Sections 9.1(h) and 9.1(i) to read as follows:

(h) Terminate any FX Forward Contracts; and

(i) Demand that Borrower provide cash in an amount equal to the amount of the outstanding Letters of Credit to serve as collateral for such Letters of Credit.

1.11 Section 13 (Definitions). Section 13 of the Loan Agreement is amended in the following manner:

(a) The terms, “Borrowing Base,” “Borrowing Base Certificate,” “Eligible Domestic Accounts,” “Eligible Foreign Accounts,” and “Related Party Accounts,” and their respective definitions are deleted in their entirety.

(b) The definitions for the following terms are amended and restated in their entirety as follows:

“Committed Revolving Line” is an Advance or Advances of up to the aggregate principal amount of $15,000,000 at any time.

“Maturity Date” is June 29, 2006.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness (including Indebtedness evidenced by this Agreement) but excluding (a) the existing letter of credit issued by Bank in favor of Borrower in the amount of $476,700, (b) the Existing Merchant Services Facility, (c) direct deposit payroll, and (d) existing business credit card facilities maintained by Borrower with Bank.

(c) The following terms and their respective definitions are added in their proper alphabetical order:

“Existing Merchant Services Facility” shall mean that certain merchant services agreement by and between Bank and Borrower pursuant to which Bank provides a merchant services facility in the amount of $3,500,000 to Borrower.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus (a) any amounts attributable to (i) goodwill, (ii) intangible items such as unamortized debt discount and expense, Intellectual Property, and research and development expenses except prepaid expenses, and (iii) reserves not already deducted from assets and (b) Total Liabilities.

1.12 Exhibit C (“Borrowing Base Certificate”) to the Loan Agreement is deleted in its entirety.

1.13 Exhibit D (“Compliance Certificate”) to the Loan Agreement is amended by deleting it in its entirety and replacing it with Exhibit A attached hereto.

2. BORROWER’S REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants that:

(a) immediately upon giving effect to this Amendment (i) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date, and except to the extent any such representations and warranties are altered by information disclosed in Borrower’s reports filed with the US Securities and Exchange Commission subsequent to the Closing Date), and (ii) no Event of Default has occurred and is continuing;

(b) Borrower has the corporate power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

(c) the certificate of incorporation, bylaws and other organizational documents of Borrower delivered to Bank on the Closing Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

(d) the execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized by all necessary corporate action on the part of Borrower; and

(e) this Amendment has been duly executed and delivered by the Borrower and is the binding obligation of Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

3. LIMITATION. The amendments set forth in this Amendment shall be limited precisely as written and shall not be deemed (a) to be a waiver or modification of any other term or condition of the Loan Agreement or of any other instrument or agreement referred to therein or to prejudice any right or remedy which Bank may now have or may have in the future under or in connection with the Loan Agreement or any instrument or agreement referred to therein; or (b) to be a consent to any future amendment or modification or waiver to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof. Except as expressly amended hereby, the Loan Agreement shall continue in full force and effect.

4. EFFECTIVENESS. This Amendment shall become effective upon the satisfaction of all the following conditions precedent:

4.1 Amendment. Borrower and Bank shall have duly executed and delivered this Amendment to Bank.

4.2 Payment of Bank Expenses. Borrower shall have paid all Bank Expenses (including all reasonable attorneys’ fees and reasonable expenses) incurred through the date of this Amendment.

5. COUNTERPARTS. This Amendment may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument. All counterparts shall be deemed an original of this Amendment.

6. INTEGRATION. This Amendment and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Amendment; except that any financing statements or other agreements or instruments filed by Bank with respect to Borrower shall remain in full force and effect.

7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICT OF LAW.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

BORROWER:	TIVO INC.
a Delaware corporation

	By:	/s/ David H. Courtney
	Printed Name:	David H. Courtney
	Title:	Chief Financial Officer

BANK:	SILICON VALLEY BANK

	By:	/s/ Jean Lee
	Printed Name:	Jean Lee
	Title:	VP/Relationship Manager